SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 8-K

                                Current Report

    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                         Date of Report: July 17, 2003

                      BANK OF SOUTH CAROLINA CORPORATION
                      ----------------------------------
             (Exact name of registrant as specified in its charter)

South Carolina                          0-27702              57-1021355
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(State or other jurisdiction of         (Commission          (I.R.S. Employer
incorporation or organization)          File Number)         Identification No.)

                    256 Meeting Street, Charleston, SC 29401
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               (Address of principal executive offices) (Zip Code)

                                 (843) 724-1500
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              (Registrant's telephone number, including area code)
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Item 5. OTHER EVENTS

Charleston, SC- The Board of Directors of Bank of South Carolina Corporation, at its meeting July 17, 2003 in its 256 Meeting Street banking house, announced earnings for the 2nd quarter of 2003 of $493,737 or $.18 per share, an increase of 10% from 2nd quarter 2002 earnings of $448,531 or $.16 per share. Earnings for the first half of 2003 were $927,119 or $.33 per share, an increase of 6% over 2002 first half earnings of $876,544 or $.31 per share. Returns on average assets and average equity for the quarter were 1.10% and 9.5% respectively, compared to 2002 second quarter returns on average assets and average equity of 1.10% and 9.06%.

Hugh C. Lane, Jr., President of The Bank of South Carolina, stated: "We are asset sensitive and our net interest margin is being squeezed, but we have been able to maintain our profitability at reasonable levels. Our Mortgage Department continues to be the beneficiary of the low interest rate environment. The second quarter 2003 mortgage originations were $31,410,474 as compared with second quarter 2002 originations of $15,275,317. At quarter end, 28% of our transaction customers were active users of Esafe, our Internet banking product. Esafe is a tremendous success and will play a significant role in the future of our bank. This is the first reporting period that our deposits were above $160,000,000. It appears that the economy is improving and we are confident about the last half of the year."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West of the Ashley community. It is also available on its' website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC." Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Stern Agee & Leach, Inc., Scott & Stringfellow, Inc. Nite Securities, LP, and Speer, Leeds & Kellogg.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                       BANK OF SOUTH CAROLINA CORPORATION
                                  (Registrant)

July 17, 2003                           By: /s/William L. Hiott, Jr.
                                            ------------------------
                                            William L. Hiott, Jr.
                                            Executive Vice President and Cashier


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Bank of South Carolina
Corporation (BKSC)

Report of Earnings
------------------

                                                      June 30,          June 30,
                                                          2003              2002

Shares Outstanding
  BKSC Common Stock (1)                              2,805,610         2,805,610

Book Value Per Share                                      6.95              6.89

Total Assets                                       183,007,369      $159,704,561

Quarter Ending
--------------

Net Income                                        $    493,737      $    448,531

Basic Earnings Per Share (1)                      $        .18      $        .16

Diluted Earnings Per Share (1)                    $        .18      $        .16

Weighted Average Shares

Outstanding Basic (1)                                2,805,610         2,805,610

Weighted Average Shares

Outstanding Diluted (1)                              2,805,610         2,816,743

Six Months Ending June 30
-------------------------

Net Income                                        $    927,119      $    876,544

Basic Earnings Per Share (1)                      $        .33      $        .31

Diluted Earnings Per Share (1)                    $        .33      $        .31

Weighted Average Shares
Outstanding Basic (1)                                2,805,610         2,808,780

Weighted Average Shares
Outstanding Diluted (1)                              2,805,610         2,817,207

(1) On June 19, 2003 the Corporation declared a 10% stock dividend for those shareholders of record as of June 30, 2003. All share and per share data have been retroactively restated to reflect the stock dividends.